Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Annual report on Form 10-K of Good Gaming, Inc. for the years ended December 31, 2023, and December 31, 2022 of our report dated March 29, 2024 included in relating to the financial statements for the years ended December 31, 2023, and December 31, 2022 listed in the accompanying index.

Houston, Texas

March 29,2024